                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-64844


                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED FEBRUARY 27, 2003)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 8, 2003

          PRINCIPAL PROTECTED NOTES

          UBS AG $ -- NOTES LINKED TO THE S&P 500(R) INDEX DUE  --

           Issuer:                        UBS AG

           Maturity Date:                 We currently expect that the Notes will mature on a date
                                          between September  -- , 2008 and September  -- , 2009. The maturity date will be determined on September  -- , 2003
                                          (the "trade date") and set forth in the prospectus
                                          supplement.

           No Interest Payments:          We will not pay you interest during the term of the Notes.

           Underlying Index:              The return on the Notes is linked to the S&P 500(R) Index.

           Principal Protection:          100% at maturity.

           Payment at Maturity:           At maturity, you will receive a cash payment per $1,000
                                          principal amount of your Notes equal to the GREATER of:

                                          (i) $1,000

                                              OR

                                          (ii) $1,000 plus the supplemental redemption amount. The
                                               supplemental redemption amount will be based on any
                                               increase in the level of the Index over the term of
                                               the Notes, after reducing the Index ending level by
                                               the cumulative effect of the principal protection
                                               premium. The principal protection premium will be
                                               reset each year during the term of the Notes based on
                                               1-year LIBOR rates observed on the trade date and
                                               each anniversary of the trade date.

                                          For a further description of the manner in which the
                                          principal protection premium is calculated and how your
                                          payment at maturity will be determined, see page S-1,
                                          "Example Illustrating Steps to Calculate Payment at
                                          Maturity" on page S-4 and "Specific Terms of the
                                          Notes--Payment at Maturity" beginning on page S-21.

           No Listing:                    The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any
                                          electronic communications network. UBS Securities LLC and
                                          other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market in the Notes at any time.

           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.

        Prospectus Supplement dated September  -- , 2003          [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS offering principal protection. The return on the Notes is linked to two factors: (i) the S&P 500(R) Index (the "Index"); and (ii) 1-year LIBOR, as described below. We will not pay you interest during the term of the Notes. You will receive at least the principal amount of the Notes if you hold the Notes to maturity.

At maturity, we will pay you in cash per $1,000 principal amount of your Notes the greater of:

     (i)   $1,000

           or

     (ii)  $1,000 plus the supplemental redemption amount.

    The "supplemental redemption amount" per $1,000 principal amount of the Notes will equal:

                 adjusted Index ending level - Index starting level
      $1,000 x   --------------------------------------------------
                                Index starting level

    The "Index starting level" equals -- , the closing level of the Index on the trade date, September -- , 2003.

    The "Index ending level" will equal the closing level of the Index on the final valuation date.

    The "adjusted Index ending level" will equal the Index ending level reduced by the cumulative effect of the principal protection premium applied over the term of the Notes.

    The "principal protection premium" is a percentage, based on 1-year LIBOR observed on the trade date and each subsequent LIBOR observation date, which will be applied annually over the term of the Notes. The Index ending level, and therefore the supplemental redemption amount, if any, will be reduced by the cumulative effect of the principal protection premium. Because the amount of the principal protection premium will depend on the 1-year LIBOR observed on each of the LIBOR observation dates, the amount of the principal protection premium will not be known until the final LIBOR observation date. In addition, in the event that the maturity date of the Notes is after September -- , 2008, the final LIBOR observation date will be September
     -- , 2008 and 1-year LIBOR observed on that date will be prorated for the time period remaining until the maturity date of the Notes in determining the principal protection premium.

    "1-year LIBOR" means 1-year USD LIBOR, as reported on Bloomberg page BBAM, option "official BBA LIBOR fixings," on each of the LIBOR observation dates. For more information on LIBOR, see "Information Regarding LIBOR" beginning on page S-18. On September 5, 2003, 1-year LIBOR was 1.43%.

    "LIBOR observation dates" means September -- , 2003, September -- , 2004, September -- , 2005, September -- , 2006, September -- , 2007 and, depending on the maturity date of the Notes, September -- , 2008. See "Specific Terms of the Notes--Maturity Date" on page S-22.

For a further description of how your payment at maturity will be determined, see "Example Illustrating Steps to Calculate Payment at Maturity" on page S-4, "Examples" beginning on page S-5 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-21.

SELECTED PURCHASE CONSIDERATIONS

+ POTENTIAL RETURN--The Notes are offered by UBS for investors who seek to participate in the potential appreciation of the S&P 500(R) Index, while protecting principal at maturity.

+ PRESERVATION OF CAPITAL--You will receive at least 100% of the principal amount of your Notes if you hold the Notes to maturity, regardless of the performance of the Index or changes in 1-year LIBOR over the term of the Notes.

+ MATURITY DATE RANGE--The maturity date of the Notes will not be determined until the trade date. We expect the maturity date to be between 5 and 6 years from the date of original issuance of the Notes. The maturity date will be set forth in the prospectus supplement we will deliver to you in connection with the issuance and sale of the Notes.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market in the Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-9.

+ NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY--You will be entitled to receive a minimum payment of $1,000 per $1,000 principal amount of the Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss. You should be willing to hold your Notes to maturity.

+ THE NOTES WILL UNDERPERFORM ANY POSITIVE RETURN ON THE INDEX DUE TO THE PRINCIPAL PROTECTION PREMIUM--If the Index experiences a positive return over the term of the Notes, your investment in the Notes will not perform as well as an investment in a security whose return is based solely on the level of the Index because of the cumulative effect of the principal protection premium. You will not earn a positive return on your investment at maturity unless the Index has appreciated by an amount sufficient to fully offset the cumulative effect of the principal protection premium. Because the amount of the principal protection premium will depend on the 1-year LIBOR observed on each of the LIBOR observation dates, the amount of the principal protection premium will not be known until the final LIBOR observation date. See "Return Profile at Maturity" on page S-8.

+ FIXED INCOME PRODUCTS MAY OUTPERFORM THE NOTES--The return on your Notes may not reflect the return you would realize if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable credit rating. For example, the current annualized return on a comparable 5 year note issued by UBS would be approximately 4.0%, which would result in a total return at maturity of 21.9%, assuming semiannual compounding, on the comparable note.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any periodic interest payment on the Notes and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are willing to hold the Notes to maturity.

+ You seek an investment linked to the performance of the Index that will protect your principal at maturity and offer the possibility of a positive return.

+ You are willing to incur a principal protection premium based on 1-year LIBOR over the term of the Notes, which will result in a reduced return, and possibly a return of only your principal, at maturity.

+ You believe that the adjusted Index ending level will be higher than the Index starting level.

+ You believe that 1-year LIBOR will decrease, remain at or not increase significantly above, current levels over the term of the Notes.

+  You do not seek current income from your investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are unable or unwilling to hold the Notes to maturity.

+ You are unwilling to incur the principal protection premium as described above.

+ You believe that the adjusted Index ending level will not exceed the Index starting level.

+ You believe that 1-year LIBOR will increase significantly over the term of the Notes.

+ You prefer the lower risk and therefore accept the potentially lower returns of traditional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

+  You seek current income from your investment.

+  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to
    -- % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual supplemental redemption amount will be, or that the actual supplemental redemption amount will even exceed zero.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" beginning on page S-29.

EXAMPLE ILLUSTRATING STEPS TO CALCULATE PAYMENT AT MATURITY
--------------------------------------------------------------------------------

ASSUMPTIONS

Principal amount of Note:    $1,000
Term of Note:                5 years
Underlying Index:            S&P
                             500(R)
Index starting level:        1,000

1) DETERMINE THE INDEX ENDING LEVEL (assume 1,500 for this example, reflecting a 50% increase over the term of the Notes)

2) DETERMINE THE ANNUAL 1-YEAR LIBOR OBSERVATIONS:

   Assuming a 5-year Note, there will be five 1-year LIBOR observations, beginning on the trade date and each anniversary date of the trade date thereafter. Listed below are the hypothetical 1-year LIBOR observations for this example.

   LIBOR OBSERVATION DATE   HYPOTHETICAL 1-YEAR LIBOR
   ----------------------   -------------------------
   September -, 2003                  1.40%
   September -, 2004                  1.75%
   September -, 2005                  3.75%
   September -, 2006                  4.75%
   September -, 2007                  5.75%

3) CALCULATE THE PRINCIPAL PROTECTION PREMIUM:

                                                            PRINCIPAL PROTECTION
   LIBOR OBSERVATION DATE   HYPOTHETICAL 1-YEAR LIBOR       PREMIUM CALCULATION
   ----------------------   -------------------------       --------------------
   September -, 2003                  1.40%             1 - .0140            =  0.9860
   September -, 2004                  1.75%             0.9860 x (1 - .0175) =  0.9687
   September -, 2005                  3.75%             0.9687 x (1 - .0375) =  0.9324
   September -, 2006                  4.75%             0.9324 x (1 - .0475) =  0.8881
   September -, 2007                  5.75%             0.8881 x (1 - .0575) =  0.8371
   Cumulative effect of the principal protection premium = 1 - 0.8371 = .1629 or
   16.29%

4) CALCULATE THE ADJUSTED INDEX ENDING LEVEL:

   adjusted
   Index ending    =      Index ending level x (1 - principal protection premium)
   level
                   =      1,500 x (1 - 0.1629) = 1,255.65

5) CALCULATE SUPPLEMENTAL REDEMPTION AMOUNT:

   Supplemental                                  adjusted Index ending level - Index starting level
   redemption      =      Principal amount x (   -------------------------------------------------- )
   amount                                                       Index starting level

                   =      $1,000.00 x        1,255.65 - 1,000
                                           ( ---------------- )
                                                  1,000
                   =      $255.65

6) CALCULATE PAYMENT AT MATURITY:

   Principal amount + supplemental redemption amount

   $1,000 + $255.65 = $1,255.65

INVESTOR RECEIVES $1,255.65 AT MATURITY, REPRESENTING A 25.6% TOTAL RETURN AND A 4.7% ANNUALIZED RETURN, COMPARED TO A 50% TOTAL RETURN ON A DIRECT INVESTMENT IN THE INDEX.

EXAMPLES

The following examples describe the hypothetical payment at maturity on the Notes based on varying 5-year cumulative S&P 500(R) Index returns and 1-year LIBOR observations. Examples 1, 2 and 3 are based on the hypothetical 1-year LIBOR rates set forth under "Example Illustrating Steps to Calculate Payment at Maturity" on page S-4. Example 4 is based on the hypothetical 1-year LIBOR rates described under the assumptions for Example 4. For a detailed calculation of the cumulative effect of the principal protection premium based on annual 1-year LIBOR observations, see "Example Illustrating Steps to Calculate Payment at Maturity" on page S-4.

COMMON ASSUMPTIONS

Principal amount of the Note:    $1,000.00
Term of Note:                    5 years
Index:                           S&P 500(R)
Index starting level:            1,000

Supplemental redemption amount:  $1,000.00 x       adjusted Index ending level - Index starting level
                                                  (--------------------------------------------------)
                                                                 Index starting level

EXAMPLE 1 -- INDEX INCREASES BY 50% AND 1-YEAR LIBOR INCREASES FROM 1.40% TO
             5.75% OVER 5 YEARS

ADDITIONAL ASSUMPTIONS

Index ending level:              1,500
Cumulative effect of principal
protection premium:              16.29%                                    (See Calculation Step 3 on page S-4)

 Assuming that the Index ending level is 1,500, the adjusted Index ending level is 1,255.65 (1,500 reduced by 16.29%, which is the cumulative effect of the principal protection premium). In this example, the appreciation of the Index offsets the cumulative impact of the principal protection premium. Accordingly, investor receives at maturity the principal amount of $1,000 for each Note plus a supplemental redemption amount of $255.65, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount =                                                          $1,000.00
                                                                                  -----------
            OR

    (ii) Principal amount =                                 $1,000.00
            PLUS
        Supplemental redemption amount:

                          1,255.65 - 1,000               $  255.65
           $1,000 x    (  ----------------  )    =
                               1,000

        Total:                                                                      $1,255.65
                                                                                  -----------

 THEREFORE, INVESTOR RECEIVES $1,255.65 AT MATURITY, REPRESENTING A 25.6% TOTAL RETURN ON INVESTMENT IN THE NOTES, COMPARED TO A 50% TOTAL RETURN ON A DIRECT INVESTMENT IN THE INDEX.

  EXAMPLE 2 -- INDEX DECREASES BY 50% AND 1-YEAR LIBOR INCREASES FROM 1.40% TO
               5.75% OVER 5 YEARS

ADDITIONAL ASSUMPTIONS

Index ending level:              500
Cumulative effect of principal
protection premium:              16.29%                                    (See Calculation Step 3 on page S-4)

 Assuming that the Index ending level is 500, the adjusted Index ending level is 418.55 (500 reduced by 16.29%, which is the cumulative effect of the principal protection premium). In this example, the supplemental redemption amount is zero. Accordingly, investor receives at maturity only the principal amount of $1,000 for each Note, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount =                                                          $1,000.00
                                                                                  -----------
            OR
    (ii) Principal amount =                                 $1,000.00
            PLUS
        Supplemental redemption amount:

                          418.55 - 1,000
           $1,000 x  (    --------------  )        =     $ -581.45
                              1,000

        Total:                                                                      $1,000.00
                                                                                  -----------

 THEREFORE, INVESTOR RECEIVES $1,000.00 AT MATURITY, REPRESENTING A 0.0% TOTAL RETURN ON INVESTMENT IN THE NOTES, COMPARED TO A -50% TOTAL RETURN ON A DIRECT INVESTMENT IN THE INDEX.


  EXAMPLE 3 -- INDEX INCREASES BY 19.46% AND 1-YEAR LIBOR INCREASES FROM 1.40%
               TO 5.75% OVER 5 YEARS

ADDITIONAL ASSUMPTIONS

Index ending level:              1,194.60
Cumulative effect of principal
protection premium:              16.29%                                    (See Calculation Step 3 on page S-4)

 Assuming that the Index ending level is 1,194.60, the adjusted Index ending level is 1,000 (1,194.60 reduced by 16.29%, which is the cumulative effect of the principal protection premium). In this example, although the Index has appreciated by 19.46%, this increase is exactly offset by the cumulative impact of the principal protection premium. Accordingly, investor receives at maturity only the principal amount of $1,000 for each Note, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount =                                                          $1,000.00
                                                                                  -----------
            OR
    (ii) Principal amount =                                 $1,000.00
            PLUS
        Supplemental redemption amount:

                          1,000 - 1,000
           $1,000 x  (    -------------  )        =      $    0.00
                              1,000

        Total:                                                                      $1,000.00
                                                                                  -----------

 THEREFORE, INVESTOR RECEIVES $1,000.00 AT MATURITY, REPRESENTING A 0.0% TOTAL RETURN ON INVESTMENT IN THE NOTES, COMPARED TO A 19.46% TOTAL RETURN ON A DIRECT INVESTMENT IN THE INDEX.

  EXAMPLE 4 -- INDEX INCREASES BY 50% AND 1-YEAR LIBOR INCREASES FROM 1.40% TO
               14.45% OVER 5 YEARS

ADDITIONAL ASSUMPTIONS

Index ending level:              1,500
Annual 1-year LIBOR observations and related principal protection premium:

                                                          PRINCIPAL PROTECTION
LIBOR OBSERVATION DATE   HYPOTHETICAL 1-YEAR LIBOR         PREMIUM CALCULATION
----------------------   -------------------------        --------------------
September  -- , 2003               1.40%             1 - .0140            =   0.9860
September  -- , 2004               4.25%             0.9860 x (1 - 0.0425) =  0.9441
September  -- , 2005               8.50%             0.9441 x (1 - 0.0850) =  0.8638
September  -- , 2006              10.81%             0.8638 x (1 - 0.1081) =  0.7705
September  -- , 2007              14.45%             0.7705 x (1 - 0.1445) =  0.6591

 Cumulative effect of principal protection premium = 1 - 0.6591 = 0.3409 or
 34.09%

 Assuming that the Index ending level is 1,500, the adjusted Index ending level is 988.65 (1,500 reduced by 34.09%, which is the cumulative effect of the principal protection premium). In this example, even though the Index has appreciated by 50.0%, this increase is offset by the cumulative impact of the principal protection premium due to the high 1-year LIBOR. Accordingly, investor receives at maturity only the principal amount of $1,000 for each Note, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount =                                                          $1,000.00
                                                                                  -----------
            OR
    (ii) Principal amount =                                 $1,000.00
            PLUS
        Supplemental redemption amount:

                          988.65 - 1,000
           $1,000 x  (    --------------  )       =      $  -11.35
                              1,000

        Total:                                                                      $1,000.00
                                                                                  -----------

 THEREFORE, INVESTOR RECEIVES $1,000.00 AT MATURITY, REPRESENTING A 0.0% TOTAL RETURN ON INVESTMENT IN THE NOTES, COMPARED TO A 50% TOTAL RETURN ON A DIRECT INVESTMENT IN THE INDEX.

RETURN PROFILE AT MATURITY

The table below sets forth the rates of return on the Notes at maturity assuming Index performance of +10% to +100% and constant 1-year LIBOR ranging from 1.0% to 12.0%.

                RETURN ON NOTES FOR SPECIFIED 5-YEAR S&P 500(R)
                    INDEX RETURNS AND CONSTANT 1-YEAR LIBOR*

                           CUMULATIVE 5-YEAR S&P 500(R) RETURN
  CONSTANT     -----------------------------------------------------------
1-YEAR LIBOR    10%     20%      40%      50%      60%      80%      100%     "BREAK-EVEN RATE"
------------   -----   ------   ------   ------   ------   ------   ------   -------------------
   12.0%       0.00%    0.00%    0.00%    0.00%    0.00%    0.00%    5.55%         89.49%
   11.5%       0.00%    0.00%    0.00%    0.00%    0.00%    0.00%    8.58%         84.20%
   11.0%       0.00%    0.00%    0.00%    0.00%    0.00%    0.51%   11.68%         79.08%
   10.5%       0.00%    0.00%    0.00%    0.00%    0.00%    3.37%   14.85%         74.13%
   10.0%       0.00%    0.00%    0.00%    0.00%    0.00%    6.29%   18.10%         69.35%
    9.5%       0.00%    0.00%    0.00%    0.00%    0.00%    9.27%   21.42%         64.72%
    9.0%       0.00%    0.00%    0.00%    0.00%    0.00%   12.33%   24.81%         60.25%
    8.5%       0.00%    0.00%    0.00%    0.00%    2.62%   15.45%   28.27%         55.92%
    8.0%       0.00%    0.00%    0.00%    0.00%    5.45%   18.63%   31.82%         51.73%
    7.5%       0.00%    0.00%    0.00%    1.58%    8.35%   21.89%   35.44%         47.67%
    7.0%       0.00%    0.00%    0.00%    4.35%   11.31%   25.22%   39.14%         43.74%
    6.5%       0.00%    0.00%    0.04%    7.19%   14.33%   28.63%   42.92%         39.94%
    6.0%       0.00%    0.00%    2.75%   10.09%   17.42%   32.10%   46.78%         36.26%
    5.5%       0.00%    0.00%    5.51%   13.04%   20.58%   35.65%   50.73%         32.69%
    5.0%       0.00%    0.00%    8.33%   16.07%   23.80%   39.28%   54.76%         29.24%
    4.5%       0.00%    0.00%   11.21%   19.15%   27.10%   42.98%   58.87%         25.89%
    4.0%       0.00%    0.00%   14.15%   22.31%   30.46%   46.77%   63.07%         22.64%
    3.5%       0.00%    0.42%   17.16%   25.52%   33.89%   50.63%   67.37%         19.50%
    3.0%       0.00%    3.05%   20.22%   28.81%   37.40%   54.57%   71.75%         16.45%
    2.5%       0.00%    5.73%   23.35%   32.16%   40.98%   58.60%   76.22%         13.50%
    2.0%       0.00%    8.47%   26.55%   35.59%   44.63%   62.71%   80.78%         10.63%
    1.5%       1.99%   11.27%   29.81%   39.08%   48.35%   66.90%   85.44%          7.85%
    1.0%       4.61%   14.12%   33.14%   42.65%   52.16%   71.18%   90.20%          5.15%

------------

* The above analysis assumes 1-year LIBOR is constant for the term of the Notes. The "Break-even Rate" is the minimum cumulative 5-year S&P 500(R) Index return required, given the specified 1-year LIBOR, before an investor begins to earn a positive return on the Notes.

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to both the level of the Index and 1-year LIBOR, as observed on each of the LIBOR observation dates. Investing in the Notes is NOT equivalent to investing directly in securities whose return is based solely on the level of the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS ONLY PROTECTED IF YOU HOLD YOUR NOTES TO MATURITY

You should be willing to hold your Notes until maturity. If you sell your Notes in the secondary market prior to maturity you may have to do so at a discount from the principal amount, and as a result you may suffer losses. You will be entitled to receive a minimum payment of $1,000 per $1,000 principal amount of your Notes only if you hold your Notes to maturity.

YOU WILL BE REQUIRED TO PAY TAXES ON THE NOTES EACH YEAR

If you are a U.S. person, even though you will not receive any payments from us until maturity, you generally will be required to pay annually taxes at an ordinary income rate on the Notes over their term based upon an estimated yield for the Notes. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further information, you should refer to "Supplemental Tax Considerations" beginning on page S-29.

THE RETURN ON YOUR NOTES MAY BE LIMITED TO THE REPAYMENT OF YOUR PRINCIPAL. THIS COULD BE THE CASE EVEN IF THE LEVEL OF THE INDEX INCREASES OVER THE TERM OF THE NOTES

You will not earn a positive return on your investment at maturity unless the level of the Index increases by an amount sufficient to fully offset the reduction in the Index ending level resulting from the cumulative effect of the principal protection premium. Because the amount of the principal protection premium will depend on the 1-year LIBOR observed on each of the LIBOR observation dates, the amount of the principal protection premium will not be known until the final LIBOR observation date. See "Return Profile at Maturity" on page S-8.

THE RETURN ON YOUR NOTES WILL BE REDUCED AND MAY BE LIMITED TO THE REPAYMENT OF YOUR PRINCIPAL IF INTEREST RATES RISE DURING THE TERM OF THE NOTES

The principal protection premium paid on the Notes will depend on 1-year LIBOR observed on each of the LIBOR observation dates. Accordingly, a rise in interest rates during the term of the Notes that results in a higher 1-year LIBOR on one or more LIBOR observation dates will have the effect of increasing the principal protection premium and reducing or eliminating any positive return on your Notes.

RISK FACTORS
--------------------------------------------------------------------------------

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because:

+ you will receive a minimum payment of the full principal amount of your Notes if you hold your Notes to maturity;

+ if the level of the Index increases over the term of the Notes, then the application of the principal protection premium will reduce our payment to you at maturity; and

+ the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the issuer--may determine the Index ending level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

The trading prices of the Index Constituent Stocks will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the values of the Index Constituent Stocks.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are NOT required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

RISK FACTORS
--------------------------------------------------------------------------------

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index, current 1-year LIBOR and 1-year LIBOR on previous LIBOR observation dates will each affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to:

+ the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

+  the volatility of 1-year LIBOR;

+  the market price of the Index Constituent Stocks;

+ the dividend rate paid on Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on Index Constituent Stocks may influence the market price of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

+  the time remaining to the maturity of the Notes;

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

+ economic, financial, political, regulatory or judicial events that affect the level of the Index, the market price of the Index Constituent Stocks, stock markets generally, 1-year LIBOR or the lending market generally; and

+  the creditworthiness of UBS.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS

You will not receive any periodic interest payments on your Notes. Even if the level of the Index increases appreciates, the return on your Notes may not reflect the return you would have realized if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable credit rating. For example, the current annualized return on a comparable 5 year note issued by UBS would be approximately 4.0%, which would result in a total return at maturity of 21.9%, assuming semiannual compounding, on the comparable note. As an owner of the Notes, you will not have voting rights or any other rights that holders of Index Constituent Stocks may have.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS, THE INDEX OR 1-YEAR LIBOR, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-27, we or one or more of our affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, options or futures on Index Constituent Stocks, the Index or 1-year LIBOR, exchange-traded funds or other derivative instruments with returns linked to or related to changes in the performance of the Index

RISK FACTORS
--------------------------------------------------------------------------------

Constituent Stocks, the Index or 1-year LIBOR. We may adjust any of these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and the level of the Index, therefore, the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks, the Index or 1-year LIBOR on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and the level of the Index, or change 1-year LIBOR, and, therefore, affect the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index or changes in 1-year LIBOR. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index Constituent Stocks, the Index and 1-year LIBOR that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-26. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the ending price has occurred on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A PARTICIPANT IN THE DAILY FIXING OF U.S. DOLLAR LIBOR

In its capacity as a member of the British Bankers' Association's (BBA) U.S. Dollar LIBOR panel, UBS participates in the daily fixing of U.S. Dollar LIBOR, including the 1-year LIBOR rates on which the principal protection premium on the Notes is based. This may present a conflict between our obligations as a member of the BBA's U.S. Dollar LIBOR panel and your interests as a holder of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

In addition, as described below, if a market disruption event occurs or is continuing on any LIBOR observation date, the calculation agent may determine 1-year LIBOR for such LIBOR observation date based on quotations provided by at least two major banks in the London interbank market. Accordingly, in determining 1-year LIBOR, the calculation agent may rely in part on a 1-year LIBOR quotation provided by UBS in its capacity as a major bank in the London interbank market. This may present a conflict between our obligations as a participant in the London interbank market and your interests as a holder of the Notes.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF 1-YEAR LIBOR ON ANY LIBOR OBSERVATION DATE IF A MARKET DISRUPTION EVENT OCCURS ON SUCH DATE

If a market disruption event occurs or is continuing on any LIBOR observation date, the calculation agent will determine 1-year LIBOR for such LIBOR observation date based on quotations provided by at least two major banks in the London interbank market. If the calculation agent is unable to obtain two such quotations, the 1-year LIBOR for such LIBOR observation date will be based on quotations obtained from major banks in New York City selected by the calculation agent. If the calculation agent is unable to determine 1-year LIBOR on the basis of quotations, then the calculation agent will use the 1-year LIBOR on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will any determination of 1-year LIBOR be postponed by more than ten business days.

If any LIBOR observation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the LIBOR observation date. If it is not possible to determine 1-year LIBOR at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the 1-year LIBOR that would have prevailed on such date in the absence of the market disruption event or such other reason.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, then the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Index ending level is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the Index ending level that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-22.

--------------------------------------------------------------------------------

THE S&P 500 INDEX

We have derived all information regarding the S&P 500 Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 29, 2003, 424 companies or 83.6% of the Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 74 companies or 16.2% of the Index by market capitalization traded on The Nasdaq Stock Market, and 2 companies or 0.2% of the Index by market capitalization traded on the American Stock Exchange. As of August 29, 2003, the Index represented approximately 77% of the market value of S&P's internal database of over 7,420 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,420 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (37), Energy (23), Financials (83), Health Care (47), Industrials (59), Information Technology
(83), Materials (34), Telecommunication Services (12), Utilities (36) and Industrials (Composite) (372). S&P may from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

- the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

- the market values of all component stocks as of that time are aggregated;

- the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

- the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE S&P 500 INDEX
--------------------------------------------------------------------------------

- the current aggregate market value of all component stocks is divided by the base value; and

- the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends;

- the granting to shareholders of rights to purchase additional shares of stock;

- the purchase of shares by employees pursuant to employee benefit plans;

- consolidations and acquisitions;

- the granting to shareholders of rights to purchase other securities of the issuer;

- the substitution by S&P of particular component stocks in the Index; or

- other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                     New Market Value
Old Base Value  X    ----------------  =    New Base Value
                     Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive total return on their investment. The closing level of the Index as of September 5, 2003 was 1,021.39.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Index from January 1, 1983 through September 5, 2003.

                          [S&P 500 INDEX LEVEL GRAPH]

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL

THE S&P 500 INDEX
--------------------------------------------------------------------------------

DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

--------------------------------------------------------------------------------

INFORMATION REGARDING LIBOR

The following discussion of LIBOR and LIBOR fixings is based on publicly available information and is provided for informational purposes only. You should make your own investigation into LIBOR and LIBOR fixings in determining whether the Notes are a suitable investment for you.

LIBOR stands for the London Interbank Offered Rate and is the rate of interest at which banks borrow funds from other banks, in marketable size, in the London interbank market. The British Bankers' Association (BBA) LIBOR is the most widely used benchmark or reference rate for short term interest rates, and is used by banks, securities houses and investors to fix the cost of borrowing in the money, derivatives and capital markets around the world.

BBA LIBOR is based on offered interbank deposit rates contributed in accordance with instructions disseminated to BBA LIBOR contributor banks. The BBA fixes BBA LIBOR based on contributed rates and its decision is final. The BBA consults on the BBA LIBOR rate fixing process with the BBA LIBOR Steering Group (the "Steering Group"). The Steering Group comprises leading market practitioners active in the interbank money markets in London. BBA LIBOR is fixed on behalf of the BBA by the designated distributor and the rates made available simultaneously via a number of different information providers.

BBA LIBOR is fixed by individual contributor panels for several currencies, including the Australian Dollar, Canadian Dollar, Euro, Swiss Franc, Sterling, Japanese Yen and U.S. Dollar. The principal protection premium on the Notes will be based on 1-year BBA U.S. Dollar LIBOR, as reported on Bloomberg page BBAM, option "official BBA LIBOR fixings," on each of the LIBOR observation dates. See "Specific Terms of The Notes--Payment at Maturity" beginning on page S-21.

Contributor panels comprise at least eight contributor banks. Contributor panels broadly reflect the balance of activity in the interbank deposit market. Individual contributor banks are selected by the BBA's FX & Money Markets Advisory Panel after private nomination and discussions with the Steering Group, on the basis of reputation, scale of activity in the London market and perceived expertise in the currency concerned, and giving due consideration to credit standing. The BBA, in consultation with the Steering Group, reviews the composition of the contributor panels at least annually.

Individual BBA LIBOR contributor panel banks contribute the rate at which it could borrow funds, were it to do so by asking for and then accepting inter-bank offers in reasonable market size just prior to 11:00 a.m., London time. Rates are contributed for currencies, maturities and fixing dates and according to agreed quotation conventions. Contributor banks submit their rate without reference to rates contributed by other contributor banks. Rates are for deposits: (i) made in the London market in reasonable market size; (ii) that are simple and unsecured; (iii) governed by the laws of England and Wales; and (iv) where the parties are subject to the jurisdiction of the courts of England and Wales.

The designated distributor publishes the average rate and individual contributor banks' rates at or around 11:30 a.m., London time. Remaining manifest errors may be corrected over the next 30 minutes. The designated distributor then makes any necessary adjustments to the average rate and publishes it as the BBA LIBOR fixing at 12:00 p.m., London time.

In connection with the BBA LIBOR fixing, rates submitted by contributing banks are ranked in order and only the middle two quartiles are averaged arithmetically. Such average rate will be the BBA LIBOR fixing for that particular currency, maturity and fixing date. Individual contributor panel bank rates are released shortly after publication of the average rate. The BBA, in consultation with the Steering Group, reviews the BBA LIBOR fixing process from time to time and may alter the calculation methodology after due consideration and proper notification of the planned changes.

INFORMATION REGARDING LIBOR
--------------------------------------------------------------------------------

In the event that it is not possible to conduct the BBA LIBOR fixing in the usual way, the BBA, in consultation with contributor banks, the Steering Group and other market practitioners, will use its best efforts to set a substitute rate. This will be the BBA LIBOR fixing for the currency, maturity and fixing date in question. Such substitute fixing will be communicated to the market in a timely fashion.

HISTORICAL 1-YEAR USD LIBOR

The following table sets forth 1-year LIBOR from December 6, 1984 through September 5, 2003. PAST MOVEMENTS OF 1-YEAR LIBOR ARE NOT NECESSARILY INDICATIVE OF FUTURE 1-YEAR LIBOR LEVELS. The historical experience of 1-year LIBOR should not be taken as an indication of future performance and no assurance can be given that 1-year LIBOR will not increase in the future. On September 5, 2003, 1-year LIBOR was 1.43%.

                         [1-YEAR USD LIBOR LEVEL GRAPH]

Source: Bloomberg L.P.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the GREATER of:

   (i)    $1,000

          or

   (ii)   $1,000 plus the supplemental redemption amount.

The "supplemental redemption amount" per $1,000 principal amount of the Notes will be determined by the calculation agent and will equal:

           adjusted Index ending level - Index starting level
$1,000 x   --------------------------------------------------
                          Index starting level

For a discussion of these terms and the manner in which your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-21.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index, current 1-year LIBOR and 1-year LIBOR on previous LIBOR observation dates will each affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, the time remaining to the maturity of the Notes, supply and demand for the Notes, global or regional economic, financial, political, regulatory, judicial or other events, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the S&P 500(R) Index.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

At maturity, we will pay you in cash per $1,000 principal amount of your Notes the greater of:

   (i)   $1,000

         or

   (ii) $1,000 plus a supplemental redemption amount. The supplemental redemption amount will be based on any increase in the level of the Index over the term of the Notes, after reducing the Index ending level by the cumulative effect of the principal protection premium. The principal protection premium will be reset each year during the term of the Notes based on the 1-year LIBOR rates observed on the trade date and each anniversary of the trade date.

The "supplemental redemption amount" per $1,000 principal amount of the Notes will equal:

           adjusted Index ending level - Index starting level
$1,000  x  --------------------------------------------------
                          Index starting level

The "Index starting level" equals -- , the closing level of the Index on the trade date, September -- , 2003.

The "Index ending level" will equal the closing level of the Index on the final valuation date.

The "adjusted Index ending level" will equal the Index ending level reduced by the cumulative effect of the principal protection premium applied over the term of the Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "principal protection premium" is a percentage, based on 1-year LIBOR observed on the trade date and each subsequent LIBOR observation date, which will be applied annually over the term of the Notes. The Index ending level, and therefore the supplemental redemption amount, if any, will be reduced by the cumulative effect of the principal protection premium. Because the amount of the principal protection premium will depend on the 1-year LIBOR observed on each of the LIBOR observation dates, the amount of the principal protection premium will not be known until the final LIBOR observation date. In addition, in the event that the maturity date of the Notes is after September -- , 2008, the final LIBOR observation date will be September -- , 2008 and 1-year LIBOR observed on that date will be prorated for the time period remaining until the maturity date of the Notes in determining the principal protection premium.

"1-year LIBOR" means 1-year USD LIBOR, as reported on Bloomberg page BBAM, option "official BBA LIBOR fixings," on each of the LIBOR observation dates. For more information on LIBOR, see "Information Regarding LIBOR" beginning on page S-18. On September 5, 2003, 1-year LIBOR was 1.43%.

"LIBOR observation dates" means September -- , 2003, September -- , 2004, September -- , 2005, September -- , 2006, September -- , 2007 and, depending on the maturity date of the Notes, September -- , 2008.

DENOMINATION

We will offer the notes in denominations of $1,000 and integral multiples thereof.

MATURITY DATE

The maturity date will be  -- (a date between September  -- , 2008 and September
 -- , 2009, to be determined on the trade date), unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with the manner described below under "--Final Valuation Date," then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events below under "--Market Disruption Event."

FINAL VALUATION DATE

The final valuation date will be -- (a date between September -- , 2008 and September -- , 2009, to be determined on the trade date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar date on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed more than ten business days, as described below under "--Market Disruption Event."

MARKET DISRUPTION EVENT

The calculation agent will determine 1-year LIBOR on each of the LIBOR observation dates, and will determine the Index ending level on the final valuation date. If a market disruption event occurs or is continuing on any LIBOR observation date, the calculation agent will determine 1-year LIBOR for such LIBOR observation date based on quotations provided by at least two major banks in the London interbank market. If the calculation agent is unable to obtain two such quotations, 1-year LIBOR for such LIBOR observation date will be based on quotations obtained from major banks in New York City selected by the calculation agent. If the calculation agent is unable to determine 1-year

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

LIBOR on the basis of quotations, then the calculation agent will use 1-year LIBOR on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will any determination of 1-year LIBOR be postponed by more than ten business days.

If any LIBOR observation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the LIBOR observation date. If it is not possible to determine 1-year LIBOR at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of 1-year LIBOR that would have prevailed on such date in the absence of the market disruption event or such other reason.

The determination of the Index ending level may similarly be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is occurring. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index ending level be postponed by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If it is not possible to determine the Index ending level at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with respect to the determination of the Index ending level:

+ a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ the Index is not published, as determined by the calculation agent in its sole discretion.

In addition, with respect to the determination of 1-year LIBOR on any LIBOR observation date, the failure of the British Bankers' Association to announce or publish 1-year LIBOR prior to or on a LIBOR observation date will constitute a market disruption event.

If the calculation agent determines in its sole discretion that any event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-27, that event will constitute a market disruption event with respect to both the determination of 1-year LIBOR on any LIBOR observation date and the determination of the Index ending level.

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

ALTERNATIVE SOURCES OF REPORTED 1-YEAR LIBOR

In the event that reporting of 1-year LIBOR by Bloomberg is temporarily or permanently discontinued or otherwise unavailable on a LIBOR observation date, the calculation agent may determine 1-year LIBOR with reference to the reported 1-year LIBOR of any other organization which constitutes an "information vendor" under the 2000 Definitions of the International Swaps and Derivatives Association, Inc.

All determinations to be made by the calculation agent with respect to 1-year LIBOR will be made by the calculation agent in its sole discretion.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If S&P discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index starting level and Index ending level and will calculate the adjusted Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the determination of the Index starting level or Index ending level or the calculation of the adjusted Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index starting level and Index ending level used to determine the amount payable on the maturity date are equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index starting level, Index ending level, adjusted Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the Index starting level, the Index ending level, the adjusted Index ending level, the supplemental redemption amount, 1-year LIBOR, market disruption events, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks, the Index or listed and/or over-the-counter options, futures, exchange-traded funds or other derivative instruments with returns linked to or related to changes in the performance of the Index Constituent Stocks, the Index or 1-year LIBOR prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other derivative instruments based on the value of the Index Constituent Stocks, the level of the Index or 1-year LIBOR;

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other derivative instruments based on the level or value of other similar market indices, stocks or interest rates, including 1-year LIBOR; or

+  any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other derivative instruments based on the performance of the Index Constituent Stocks, the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity market, or interest rates, including 1-year LIBOR.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" beginning on page S-9 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF JULY 31, 2003 (UNAUDITED)                                 CHF         USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  141,111   102,986
                                                              -------   -------
  Total Debt................................................  141,111   102,986
Minority Interest(2)........................................    4,032     2,943
Shareholders' Equity........................................   36,695    26,781
                                                              -------   -------
Total capitalization........................................  181,838   132,709
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.72982.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include in income amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to -- % per annum, compounded semiannually, with a projected payment at maturity of $ -- based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would be required to pay taxes on the following amounts of ordinary income from the Note each year: $ -- in 2003, $ -- in 2004, $ -- in 2005, $ -- in 2006, $ -- in 2007, $ -- in 2008 and, if applicable, $ -- in 2009.
However, if the amount you receive at maturity is greater than -- , you will be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 or 2009, depending on the maturity date of the Notes, by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than -- , you will be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 or 2009, depending on the maturity date of the Notes, by an amount that is equal to such difference. If the amount you receive at maturity is less than -- , then you will recognize a net ordinary loss in 2008 or 2009, depending on the maturity date of the Notes, in an amount equal to such difference.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Secondary purchasers. If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Amounts received upon sale or maturity. You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

Non-United States holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, there is no annual interest taxation. At maturity, the amount exceeding the principal amount will be taxed as follows: the portion representing interest shall be treated as income and the portion representing premium, if any, shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC (formerly known as UBS Warburg LLC), UBS Financial Services Inc. (formerly known as UBS PaineWebber Inc.) and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 2.75% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-9
The S&P 500 Index.....................  S-14
Information Regarding LIBOR...........  S-18
Valuation of the Notes................  S-20
Specific Terms of the Notes...........  S-21
Use of Proceeds and Hedging...........  S-27
Capitalization of UBS.................  S-28
Supplemental Tax Considerations.......  S-29
ERISA Considerations..................  S-32
Supplemental Plan of Distribution.....  S-33

PROSPECTUS

Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    61
U.S. Tax Considerations...............    64
Tax Considerations Under the Laws of
  Switzerland.........................    75
ERISA Considerations..................    77
Plan of Distribution..................    78
Validity of the Securities............    81
Experts...............................    81

[UBS LOGO]

         Principal
         Protected
         Notes

         UBS AG $ --
         NOTES LINKED TO
         THE S&P 500(R) INDEX
         DUE  --

         PROSPECTUS SUPPLEMENT

         SEPTEMBER  -- , 2003
         (TO PROSPECTUS DATED FEBRUARY 27, 2003)
         UBS Investment Bank
         UBS Financial Services Inc.